Exhibit 99.2

ENERGY XXI PLAN OF REORGANIZATION CONFIRMED BY COURT

HOUSTON, December 13, 2016 – Energy XXI Ltd (OTCMKTS: EXXIQ) (“Energy XXI” or the “Company”) today announced that the United States Bankruptcy Court for the Southern District of Texas, Houston Division has indicated that it will confirm the Company’s Plan of Reorganization (the “Plan”) and issue a written ruling and confirmation order to that effect. The Company expects to complete its financial restructuring process and emerge from Chapter 11 before the end of the calendar year, after the conditions to the Plan are satisfied.

The Plan is unanimously supported by all of the Company's key creditor constituencies, including holders of the Company's secured second lien 11.0% notes, the Official Committee of Unsecured Creditors, the ad hoc group of holders of certain unsecured notes issued by Energy XXI Gulf Coast, Inc. and the ad hoc group of holders of certain unsecured notes issued by EPL Oil & Gas, Inc., the Company's first lien lenders and the indenture trustee for the Company's senior convertible notes. The Plan is also supported by the Official Committee of Equity Security Holders. The Plan will strengthen the Company’s financial position by eliminating more than $3.6 billion of debt from its balance sheet, substantially deleveraging Energy XXI and positioning it for long-term success.

“The Court’s approval of our Plan paves the way for us to complete this financial restructuring process and emerge as an even stronger company,” said Energy XXI’s President and Chief Executive Officer John Schiller. “We will move forward with enhanced financial flexibility, allowing Energy XXI to capitalize on new opportunities and create value for our stakeholders.

Schiller continued, “It is a testament to the hard work of Energy XXI employees that we have continued to operate safely and efficiently throughout this process. We thank our business partners, vendors and customers for their support and look forward to continuing to work with them following our emergence.”

PJT Partners LP is serving as Energy XXI’s financial advisor, Opportune LLP is serving as Energy XXI’s restructuring advisor, and Vinson & Elkins L.L.P. is serving as Energy XXI’s legal advisor.

Additional information is available on Energy XXI’s website at http://www.energyxxi.com/restructuring/ or by calling Energy XXI’s Restructuring Hotline, toll-free in the U.S., at (844) 807-7712. (For calls originating outside the U.S., please dial (503) 520-4464). In addition, court filings and other documents related to the reorganization proceedings are available on a separate website administered by Energy XXI’s claims agent, Epiq Systems, at http://dm.epiq11.com/EnergyXXI.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to the intent, beliefs, plans or expectations of the Company are based upon current expectations and are subject to a number of risks, uncertainties and assumptions. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties relating to the bankruptcy filing by the Company and its subsidiaries, including, but not limited to: (i) the Company’s ability to obtain Bankruptcy Court approval with respect to motions or other requests made to the Bankruptcy Court in the Chapter 11 case, including maintaining strategic control as debtor-in-possession, (ii) the ability of the Company and its subsidiaries to negotiate, develop, confirm and consummate a plan of reorganization, (iii) the effects of the Company’s bankruptcy filing on the Company and on the interests of various constituents, (iv) the Bankruptcy Court rulings in the Chapter 11 case as well the outcome of all other pending litigation and the outcome of the Chapter 11 case in general, (v) the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the proceedings, (vi) risks associated with third party motions in the Chapter 11 case, which may interfere with the Company’s ability to confirm and consummate a plan of reorganization, (vii) the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity or results of operations, (viii) increased advisory costs to execute the Company’s reorganization, (ix) the impact of NASDAQ’s delisting proceedings on the liquidity and market price of the Company’s common stock and on the Company’s ability to access the public capital markets, (x) the uncertainty that any trading market for the Company’s common stock will exist or develop in the over-the-counter markets and (xi) and other risks and uncertainties. These risks and uncertainties could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Company’s most recent Annual Report on Form 10-K for the year ended June 30, 2016 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 for more information. The Company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company

Energy XXI is an independent oil and natural gas development and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The Company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. To learn more, visit the Energy XXI website at www.EnergyXXI.com.

Investor Relations

Andrew Coleman
VP, Business Development and Investor Relations
(713) 351-3171
acoleman@energyxxi.com

Media Contacts:

Meaghan Repko / Andrew Siegel / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449